Exhibit 8.1
[Letterhead of Cahill Gordon & Reindel llp]
August 3, 2009
(212) 701-3000
Validus Holdings, Ltd.
19 Par-La-Ville Road,
Hamilton HM 11
Bermuda
     Ladies and Gentlemen:
     We have acted as U.S. tax counsel to Validus Holdings Ltd., a Bermuda exempted company (“Validus”) in connection with (i) the proposed amalgamation (the “Amalgamation”) of Validus Ltd., a Bermuda exempted company and a wholly-owned subsidiary of Validus (“Amalgamation Sub”) and IPC Holdings Ltd., a Bermuda exempted company (“IPC”), pursuant to the Agreement and Plan of Amalgamation among Validus, Amalgamation Sub and IPC dated as of July 9, 2009 and (ii) the preparation and filing by Validus with the Securities and Exchange Commission of the registration statement on Form S-4, as amended, with respect to the Amalgamation (the “Registration Statement”), of which the joint proxy statement/prospectus forms a part (the “Joint Proxy Statement/Prospectus”).
     We hereby confirm that the statements that describe provisions of U.S. federal income tax law set forth under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement and Joint Proxy Statement/Prospectus constitute, subject to the assumptions, conditions and qualifications set forth therein, the opinion of Cahill Gordon & Reindel llp.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ CAHILL GORDON & REINDEL llp